Microsoft Word 10.0.4009;5

                                  Exhibit 99 1

     A conference call regarding this earnings release is scheduled for 9 am Eastern, Wednesday, Jan. 8, 2003. Dial in at 1.630.395.0024 or log on to www.emmis.com

     Contacts:  Walter Berger, EVP & CFO Kate Healey, Media & Investor Relations
     317.266.0100 For Immediate Release Wednesday, Jan. 8, 2003

Emmis Communications Reports 3rd Q Results Emmis BCF Up 36%; Net Revenue Up 12% Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter ending Nov. 30, 2002.

For its third fiscal quarter, Emmis' broadcast cash flow (BCF) was $67.8 million, compared to $49.7 million for the same quarter of the prior year, an increase of 36%. Net revenue for the quarter was $155.5 million compared to $138.3 million for the same quarter of the prior year, an increase of 12%.

"This really was a remarkable period for our company," Emmis Chairman and CEO Jeff Smulyan said. "We have continued to dramatically de-lever our balance sheet, and our New York radio performance has seen a tremendous rebound. Our television group has performed spectacularly by all measurable standards - in addition to great ratings, they outperformed in 13 of the 14 Emmis Television markets."

These results significantly exceed the company's previous guidance as well as Wall Street estimates for revenues and broadcast cash flow. Earnings Per Share
(EPS) was $0.16 compared to ($0.29) for the same quarter of the prior year.

On a pro forma basis, net revenue for the quarter increased 15% and domestic radio net revenue increased 7%. Further, for the 3rd Quarter, Free Cash Flow
(FCF) was $26.6 million compared to $3.6 million in the same quarter of the prior year.

Emmis' after-tax cash flow (ATCF) was $35.6 million, an increase of 86% from the same quarter of the prior year. ATCF per share in the third quarter was $0.67, up from $0.40 in the same quarter of the prior year.

Fall 2002 ratings information for the New York market was released by Arbitron earlier this week, and Emmis had stellar results. WQHT ranked a solid #1 in its target demographic (18-34) with a 9.4 share, 2.6 share points in front of its direct format competitor. WRKS' best ratings performance since Fall 1999 moved it to #3 25-54 with a 5.0 share, up from 12th place just last year. WQCD ranked #7 25-54 with a 4.0 share. As a cluster on a 12+ basis, Fall 2002 marked the highest aggregate Fall cluster share since 1997.

Emmis' total debt-to-EBIDTA leverage (including senior discount notes) is now under 7x, compared with Emmis' February 28, 2002 leverage of 9.3x. Based on the guidance for its fiscal fourth quarter (listed below), Emmis' total debt-to-EBITDA leverage should be approximately 6.5x at February 28, 2003, with the company's senior bank leverage expected to be under 4x and Emmis Operating Company's total debt-to-EBITDA leverage expected to be under 5.5x.


Add One/Emmis

During the company's 3rd Quarter, Emmis signed a definitive agreement with Pegasus Communications Corporation to purchase WBPG-TV, the WB affiliate in Mobile/Pensacola, which will give Emmis a second television station in the nation's #63 market. The transaction is expected to close by the end of March 2003.

Barry Mayo, a radio industry and New York City market veteran, was named as Senior Vice President/Market Manager of Emmis-New York in December. Mayo is a co-founder of Broadcasting Partners Incorporated and has served as a media consultant since 1995.

Paul Fiddick, the co-founder of Heritage Media Corporation and former President of Multimedia, was named as President of Emmis International during Emmis' 3rd quarter. In December, an agreement was reached with the Hungarian broadcasting authority that resolved pending issues and extended Emmis' national license in Hungary through 2009.

Also after the quarter end, Peter Lund, the former President and Chief Executive Officer of CBS Inc. and CBS Television and Cable, joined the Emmis Board of Directors.

Emmis employees were informed Sept. 6, 2002, of the continuation of a 10% wage cut which is being supplemented with a corresponding 10% Emmis stock award. The extension of the plan, which is completing its first year, is expected to yield cash savings of approximately $14 million over the next twelve months.

4th Quarter Guidance
                       Quarter ended 2/28/03 Quarter ended 2/28/02(A) %Change Net Revenues:
Domestic Radio                $50,400               48,000                  5.0
Foreign Radio                   3,200                4,814                -33.5
     Total Radio               53,600               52,814                  1.5
Television                     51,000               47,112                  8.3
Publishing                     16,300               16,312                 -0.1
     Total net revenues       120,900              116,238                  4.0

BCF/PCF:
Domestic Radio                 19,500               16,310                 19.6
Foreign Radio                     700                  768                 -8.9
     Total Radio               20,200               17,078                 18.3
Television                     13,500               12,621                  7.0
Publishing                      1,500                  584                156.8
     Total BCF/PCF             35,200               30,283                 16.2

Corporate Expenses              5,500                5,404                  1.8

EBITDA                        $29,700              $24,879                 19.4
(before certain charges)

(A) Pro forma for the sale of Denver radio stations in May 2002. Revenues and expenses have been adjusted by approximately $1.8 million to reflect the reclassification of expenses related to non-traditional revenue.

Emmis will host a conference call regarding this information on Wednesday, Jan. 8, 2003 at 9 a.m. Eastern at 1.630.395.0024, with a replay available until Wednesday, Jan. 15, 2003 at 1.402.220.3019, or listen on-line by logging on to www.emmis.com.

Add Two/Emmis

The Company evaluates performance of its operating entities based on broadcast cash flow (BCF) and publishing cash flow (PCF). Management believes that BCF and PCF are useful because they provide a meaningful comparison of operating performance between companies in the industry and serve as an indicator of the market value of a group of stations or publishing entities. BCF and PCF are generally recognized by the broadcast and publishing industries as a measure of performance and are used by analysts who report on the performance of broadcasting and publishing groups.

BCF and PCF are not measures of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Specifically, BCF and PCF do not take into account Emmis' debt service requirements and other commitments and, accordingly, BCF and PCF are not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses. Moreover, BCF and PCF are not standardized measures and may be calculated in a number of ways. Thus, our calculation of these non-GAAP measures may not be comparable to such non-GAAP measures calculated by other companies. Emmis defines BCF and PCF as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

After Tax Cash Flow is defined by the  company as net income  plus  depreciation
and  amortization,   plus  non-cash  compensation,  plus  non-cash  taxes,  less preferred dividends, and plus non-cash and non-recurring items.

The company defines Free Cash Flow (FCF) as net revenues less segment operating expenses (other than non-cash compensation), corporate expenses (other than non-cash compensation), interest expense (including interest associated with its 12 1/2 % Senior Discount Notes), cash taxes, capital expenditures, and preferred dividends.

Emmis  Communications  - Great  Media,  Great  People,  Great  Service  sm

Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 15 television stations, award-winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "continues," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large-scale disasters; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission, including the current report on Form 8-K/A, July 15, 2002. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Note:  Two-page financial schedule attached.
Note: If you would like to receive Emmis news via email, please send an email to ir@emmis.com


 EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

    CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands,except per share data)


                                                 Three months ended November 30,         Nine months ended November 30,
                                                 -------------------------------         ------------------------------

                                                        2002             2001                2002               2001
                                                        ----             ----                ----               ----
OPERATING DATA:
  Net revenues:
    Radio                                             $ 65,710          $ 66,623          $ 198,324          $ 206,868
    Television                                          69,910            52,556            182,493            159,417
    Publishing                                          19,924            19,110             54,755             54,904
      Total net revenues (a)                           155,544           138,289            435,572            421,189
   Operating expenses, excluding noncash compensation:
    Radio                                               34,285            36,376            103,793            111,223
    Television                                          37,752            35,959            109,816            105,834
    Publishing                                          15,744            16,282             46,467             49,045
      Segment operating expenses, excluding
           noncash compensation (a)                     87,781            88,617            260,076            266,102
  Time brokerage agreement fees                              -                 -                  -                479
  Corporate expenses, excluding noncash compensation     5,571             5,354             15,750             14,879
  Noncash compensation                                   6,470             1,559             17,600              5,890
  Depreciation and amortization                         10,738            25,935             32,090             75,157
  Impairment loss                                            -                 -                  0                  0
  Restructuring fees and other                               -                 -                  -                768
                                                       -------           -------            -------            -------
  Operating income                                      44,984            16,824            110,056             57,914
  Interest expense                                     (24,468)          (32,055)           (80,611)           (99,204)
  Loss from unconsolidated affiliates                     (128)           (1,366)            (4,208)(b)         (3,462)
  Gain (loss) on sale of assets                            (33)                -              8,900 (c)              -
  Other income (expense), net                             (385)               (6)               872              1,730
                                                       -------           -------            -------            -------



  Income (loss) before income taxes, extraordinary
    loss and accounting change                          19,970           (16,603)            35,009            (43,022)
  Provision (benefit) for income taxes                   9,156            (4,905)            15,808            (11,777)
                                                         -----            ------             ------            -------
  Income (loss) before extraordinary
    loss and accounting change                          10,814           (11,698)            19,201            (31,245)
  Cumulative effect of accounting change,
    net of taxes of $102,600 in 2002                         -                 -            167,400                  -
  Extraordinary loss, net of taxes of $2,389 and $664
    in 2002 and 2001, respectively                           -                 -             11,117              1,084
                                                        ------           -------           --------            -------

  Net income (loss)                                     10,814           (11,698)          (159,316)           (32,329)
  Preferred stock dividends                              2,246             2,246              6,738              6,738
                                                       -------         ---------         ----------          ---------
  Net income (loss) available to common shareholders   $ 8,568         $ (13,944)        $ (166,054)         $ (39,067)
                                                       =======         =========         ==========          =========

  Basic net income (loss) per common share:
    Before accounting change and extraordinary loss     $ 0.16           $ (0.29)            $ 0.24            $ (0.81)
    Cumulative effect of accounting change, net of tax       -                 -              (3.16)                 -
    Extraordinary loss, net of tax                           -                 -              (0.21)             (0.02)
                                                        ------           -------             ------            -------


     Net income (loss) available to common shareholders $ 0.16           $ (0.29)           $ (3.13)           $ (0.83)
                                                        ======           =======            =======            =======

  Diluted net income (loss) per common share:
    Before accounting change and extraordinary loss     $ 0.16           $ (0.29)            $ 0.23            $ (0.81)
    Cumulative effect of accounting change, net of tax       -                 -              (3.14)                 -
    Extraordinary loss, net of tax                           -                 -              (0.21)             (0.02)
                                                        ------           -------            -------            -------
     Net income (loss) available to common shareholders $ 0.16           $ (0.29)           $ (3.12)           $ (0.83)
                                                        ======           =======            =======            =======

  Weighted average shares outstanding:
      Basic                                             53,358            47,415             53,019             47,322
      Diluted                                           53,507            47,415             53,280             47,322

                                                 Three months ended November 30,    Nine months ended November 30,
                                                 -------------------------------   ------------------------------

                                                   2002             2001               2002               2001
                                                   ----             ----               ----               ----
OTHER DATA:
  Broadcast/Publishing cash flow (d)               67,763           49,672           175,496            155,087
  EBITDA before certain charges (e)                62,192           44,318           159,746            140,208

FREE CASH FLOW CALCULATION:
  Net revenues                                  $ 155,544        $ 138,289         $ 435,572          $ 421,189
  Less:  Segment operating expenses                87,781           88,617           260,076            266,102
  Less:  Corporate expenses                         5,571            5,354            15,750             14,879
  Less:  Interest expense                          24,468           32,055            80,611             99,204
  Less:  Cash taxes                                     -              191               630              1,249
  Less:  Capital expenditures                       8,849            6,247            21,035             25,786
  Less:  Preferred dividends                        2,246            2,246             6,738              6,738

      Free cash flow                             $ 26,629          $ 3,579          $ 50,732            $ 7,231
                                                 ========          =======          ========            =======

      Free cash flow per diluted share             $ 0.50           $ 0.08 (f)        $ 0.95             $ 0.15 (f)
                                                   ======           ======            ======             ======


  Diluted shares for FCF purposes (g)              53,507           47,570            53,280             47,762

AFTER TAX CASH FLOW CALCULATION:
  Net income (loss)                              $ 10,814        $ (11,698)       $ (159,316)         $ (32,329)
  Depreciation and amortization                    10,738           25,935            32,090             75,157
  Loss on donation of radio station                     0                0                 0                  0
  Programming restructuring cost                        0                0                 0                  0
  Abandonment of property and equipment                 0                0                 0                  0
  Non cash compensation                             6,470            1,559            17,600              5,890
  Non cash taxes (h)                                9,871            4,955            26,171             13,741
  Preferred dividends                              (2,246)          (2,246)           (6,738)            (6,738)
  Noncash and nonrecurring items (i)                    -              653           175,117              3,154
                                                   ------           ------            ------             ------
      After tax cash flow                         $ 35,647      $ 19,158            $ 84,924           $ 58,875
                                                  ========      ========            ========           ========

      After tax cash flow per diluted share (f)     $ 0.67        $ 0.40              $ 1.59             $ 1.23
                                                    ======        ======              ======             ======

  Diluted shares for ATCF purposes (g)              53,507        47,570              53,280             47,762


SELECTED BALANCE SHEET INFORMATION:    November 30, 2002   February 28, 2002
                                       -----------------   -----------------
Total Cash and Cash Equivalents                   8,255               6,362
Total Senior, Senior Subordinated
     and Senior Discount Debt                 1,218,963           1,478,507

(a) Revenues and expenses have been adjusted to reflect the reclassification of expenses related to non-traditional revenue.
(b)  Includes $2.1 million noncash charge related to shut-down of LMIV.
(c)  Reflects gain on sale of Denver radio assets in May 2002.
(d)  Total net revenues less segment operating expenses.
(e)  Broadcast/Publishing cash flow less corporate expenses.
(f) Diluted shares for FCF and ATCF purposes assumes conversion of stock awards that are antidilutive for EPS purposes.
(g) If the preferred stock were converted, weighted average diluted shares outstanding for FCF and ATCF purposes would have been 57,187 and 51,250 for the three months ended November 30, 2002 and 2001, respectively and 56,960 and 51, 442 for the nine months ended November 30, 2002 and 2001, respectively.
(h) Includes expected cash benefits associated with temporary differences and exercise of stock options.
(i) Three months ended November 30, 2001 includes our share of the losses of LMIV, net of tax.

     Nine months ended November 30, 2002 includes LMIV losses and shut-down costs, gain on sale of assets, extraordinary loss, and cumulative effect of accounting change, all net of tax.
     Nine months ended November 30, 2001 includes restructuring fees, our share of the losses of LMIV and extraordinary loss, all net of tax.